PROSPECTUS SUPPLEMENT NO. 5 DATED JULY 6, 2006	Filed Pursuant to Rule 424(b)(3) and (c)

(To Prospectus dated March 24, 2006)	Registration No. 333-132718

$115,000,000
2% Convertible Senior Subordinated Notes due 2025
and 3,908,241 Shares of Common Stock
Issuable Upon Conversion of the Notes
       This Prospectus Supplement relates to resales by selling securityholders of our 2% Convertible Senior Subordinated Notes due 2025 and shares of our common stock into which the notes are convertible.
      This Prospectus Supplement must be read in conjunction with the Prospectus dated March 24, 2006 (the “Prospectus”).
      SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS, AS THEY MAY BE MODIFIED AND INCORPORATED BY REFERENCE, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement is July 6, 2006

SELLING SECURITYHOLDERS
      The information in the table appearing in the Prospectus under the heading “Selling Securityholders” is superseded by the information appearing in the following table based on information provided to us by the selling securityholders as of June 30, 2006:

	Principal
	Amount of		Number of
	Notes	Number of	Shares of
	Beneficially	Shares of	Common	Principal	Number of
	Owned Prior	Common	Stock Issuable	Amount of	Shares of	Percentage of
	to the	Stock	Upon	Notes	Common Stock	Common Stock
	Offering and	Beneficially	Conversion of	Beneficially	Beneficially	Outstanding
	That May	Owned Prior	the Notes That	Owned Upon	Owned Upon	Upon
	be	to the	May be	Completion of	Completion of	Completion of
Selling Securityholder(1)	Offered(1)	Offering(2)	Offered(3)	the Offering(4)	the Offering(4)	the Offering(5)

Allstate Insurance Company(6)	$1,500,000	50,977	50,977	—	—	—
Aristeia International Limited	$11,000,000	373,831	373,831	—	—	—
Aristeia Partners LP	$1,500,000	50,977	50,977	—	—	—
Chesapeake Partners Limited Partnership	$3,000,000	101,954	101,954	—	—	—
Citadel Equity Fund Ltd.(6)	$15,000,000	509,770	509,770	—	—	—
CNH CA Master Account, L.P.	$2,500,000	84,961	84,961	—	—	—
Credit Suisse Securities LLC(7)	$5,000,000	169,923	169,923	—	—	—
DBAG London(6)	$2,500,000	84,961	84,961	—	—	—
Duetsche Bank Securities Inc.(7)	$7,501,000	254,919	254,919	—	—	—
Fore Convertible Master Fund, Ltd.	$15,000,000	509,770	509,770	—	—	—
Fore Erisa Fund, Ltd.	$2,500,000	84,961	84,961	—	—	—
Fore Multi Strategy Master Fund, Ltd.	$6,000,000	203,908	203,908	—	—	—
Forest Fulcrum Fund, LP(7)	$229,000	7,782	7,782	—	—	—
Forest Global Convertible Fund, Limited, Class A-5	$655,000	22,259	22,259	—	—	—
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	$345,000	11,724	11,724	—	—	—
Grace Convertible Arbitrage Fund, Ltd.	$3,250,000	110,450	110,450	—	—	—
HFR CA Global Opportunity Master Trust	$579,000	19,677	19,677	—	—	—
HFR RVA Select Performance Master Trust	$155,000	5,267	5,267	—	—	—
Inflective Convertible Opportunity Fund, Ltd.	$2,100,000	71,367	71,367	—	—	—
Inflective Convertible Opportunity Fund, LP	$850,000	28,886	28,886	—	—	—
Institutional Benchmarks Series — Ivan Segregated Acct. Ltd.	$600,000	20,390	20,390	—	—	—
JMG Capital Partners, LP	$7,750,000	263,381	263,381	—	—	—
JMG Triton Offshore Fund, Ltd.	$7,750,000	263,381	263,381	—	—	—
Lyxor/ Forest Fund Ltd.	$878,000	29,838	29,838	—	—	—
Lyxor/ Inflective Convertible Opportunity Fund, Ltd.	$750,000	25,488	25,488	—	—	—
Man Mac 1, Ltd.	$6,000,000	203,908	203,908	—	—	—
MSS Convertible Arbitrage c/o TQA Investors	$70,000	2,378	2,378	—	—	—

	Principal
	Amount of		Number of
	Notes	Number of	Shares of
	Beneficially	Shares of	Common	Principal	Number of
	Owned Prior	Common	Stock Issuable	Amount of	Shares of	Percentage of
	to the	Stock	Upon	Notes	Common Stock	Common Stock
	Offering and	Beneficially	Conversion of	Beneficially	Beneficially	Outstanding
	That May	Owned Prior	the Notes That	Owned Upon	Owned Upon	Upon
	be	to the	May be	Completion of	Completion of	Completion of
Selling Securityholder(1)	Offered(1)	Offering(2)	Offered(3)	the Offering(4)	the Offering(4)	the Offering(5)

Nomura Securities International(7)	$4,000,000	135,938	135,938	—	—	—
SG Cowen, LLC(7)	$2,000,000	67,969	67,969	—	—	—
Sphinx Convertible Arbitrage SPC	$242,000	8,224	8,224	—	—	—
Sphinx Fund c/o TQA Investors	$275,000	9,345	9,345	—	—	—
TQA Master Fund, Ltd.	$2,836,000	96,380	96,380	—	—	—
TQA Master Plus Fund, Ltd.	$1,000,000	33,984	33,984	—	—	—
UBS Securities LLC(7)(8)	$1,724,000	58,589	58,589	—	—	—
Zurich Institutional Benchmark Master Fund	$553,000	18,793	18,793	—	—	—

(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933, as amended, since the date upon which the selling securityholders provided to us the information regarding their notes.

(2)	Shares in this column include shares of common stock issuable upon conversion of the notes.

(3)	Assumes conversion of all of the securityholders’ notes at a conversion rate of 33.9847 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)	Assumes that each selling securityholder will sell all of the notes and common stock owned by the selling securityholder and covered by this prospectus.

(5)	Based upon 56,912,230 shares of common stock which is the number of shares of common stock outstanding as of May 31, 2006.

(6)	With respect to selling securityholders that are affiliates of broker-dealers, such entities have represented to us that they acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a supplement to the prospectus to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

(7)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the SEC, an “underwriter” within the meaning of the Securities Act. Please see “Plan of Distribution” for required disclosure regarding these selling securityholders.

(8)	UBS Securities LLC was the initial purchaser of the notes; however, the notes registered herein were acquired from a qualified institutional buyer following the initial issuance by the Company.

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